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[LOGO OF JOHN HANCOCK(R)] John Hancock Life Insurance Company (U.S.A.)
                          A Stock Company

                             SUPPLEMENTARY BENEFIT
                       EXTENDED NO-LAPSE GUARANTEE RIDER

This rider is part of the policy to which it is attached in consideration of the application and charges for this rider. It takes effect at the same time as your policy. Except where the rider provides otherwise, it is subject to all the provisions of your policy. While this rider is in effect, we reserve the right to restrict availability of certain Investment Accounts, in which case no transfers or payments may be allocated to such restricted Investment Accounts.

The Life Insured for this benefit is the same person who is the Life Insured under your policy. If this rider is attached to a survivorship policy, the Lives Insured for this benefit will be the same persons who are the Lives Insured under your policy. The name of the Life Insured or, if applicable, the names of the Lives Insured, are shown in Policy Specifications, Section 1.

BENEFIT PERIOD

This benefit applies to your policy from the effective date of this rider until the end of its duration as shown in the Policy Specifications section for this rider.

BENEFIT COST

The monthly cost for this benefit is shown in the Policy Specifications section for this rider.

BENEFIT

This benefit extends the No-Lapse Guarantee Period provided by your policy for the Base Face Amount. The applicable Extended No-Lapse Guarantee Period, Extended No-Lapse Guarantee Premium, and Early Funding Extended No-Lapse Guarantee Premium are shown in the Policy Specifications section for this rider. Provided this benefit is in effect, we guarantee that during the Extended No-Lapse Guarantee Period your policy will not go into default if the policy satisfies either of the Extended Cumulative Premium Tests described below. However, this benefit will not prevent your policy from going into default if the Policy Debt is greater than zero and exceeds the Policy Value.

Extended Cumulative Premium Test

This test will be performed on any Processing Date during the Extended No-Lapse Guarantee Period that your policy would otherwise be in default in the absence of this rider. Your policy will satisfy this test if the sum of the premiums received, less any Policy Debt, and less any withdrawals, taken on or before the date of any test is equal to or greater than the sum of the monthly Extended No-Lapse Guarantee Premiums due from the Policy Date to the date of this test. This test will exclude any period during which the Life Insured (or if this rider is attached to a survivorship policy, during which any of the Lives Insured) was totally disabled if the Total Disability Waiver Of Monthly Deductions Rider Supplementary Benefit is included in the policy. The Extended No-Lapse Guarantee Premium is shown as an annualized amount in the Policy Specifications section for this rider. The monthly Extended No-Lapse Guarantee Premium is one twelfth of this annualized amount.

Early Funding Extended Cumulative Premium Test

On the next Processing Date following the end of Policy Year 10, a test will be performed and if satisfied on that date, may also be performed on additional testing dates during the Extended No-Lapse Guarantee Period. Your policy will satisfy this test if the sum of the premiums received to the end of that Policy Year, less any Policy Debt and less any withdrawals taken on or before the date of any test, is equal to or greater than the Early Funding Extended No-Lapse Guarantee Premium.

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The Early Funding Extended Cumulative Premium Test will cease to apply if it is not satisfied at the end of Policy Year 10.

POLICY CHANGES

The Extended No-Lapse Guarantee Premium and/or the Early Funding Extended No-Lapse Guarantee Premium may be changed if any of the following changes occur under your policy:

     (a) a Supplementary Benefit rider is added, terminated, or changed (including any change in its cost or the expiration thereof);

     (b) the Death Benefit option is changed;

     (c) a decrease in the Base Face Amount or in any Supplemental Face Amount;

     (d) a change in the Life Insured's Risk Classification, or if applicable, Additional Rating, (or if this rider is attached to a survivorship policy, a change in either Lives Insured's Risk Classification, or if applicable, Additional Rating).

We will inform you of any change to the Extended No-Lapse Guarantee Premium and/or Early Funding Extended No-Lapse Guarantee Premium resulting from any of the above changes. Such changed premium or premiums will be effective from the date of the change. However, for the purpose of performing the Extended Cumulative Premium Test applicable during the Extended No-Lapse Guarantee Period, we will use the Extended No-Lapse Guarantee Premiums in effect as of the Policy Date up to the date of the change, including any revised premiums in effect as of the date of a prior change.

GRACE PERIOD

The Grace Period provision of the policy applies to this rider as well. However, while this rider is in effect, if the policy is in the Extended No-Lapse Guarantee Period, and either of the Extended Cumulative Premium Tests have been satisfied, then the Base Face Amount will remain in effect, but any Supplemental Face Amount and any Supplementary Benefit riders (unless otherwise stated therein) will be subject to termination. The amount required to maintain any Supplemental Face Amount and any applicable Supplementary Benefit riders is equal to the Default Payment specified in the Grace Period provision of the policy. If a payment at least equal to the Default Payment is not received by the end of the Grace Period, then any Supplemental Face Amount, and any Supplementary Benefit riders (unless otherwise stated therein), will cease to be in effect and will be terminated from the policy.

Failure to Meet the Extended Cumulative Premium Tests

If the policy is in the Extended No-Lapse Guarantee Period, and neither of the Extended Cumulative Premium Tests have been satisfied, then the Base Face Amount, any Supplemental Face Amount, and any Supplementary Benefit riders will go into default, as described in the Grace Period provision of the policy. The Grace Period Duration and Default Payment provisions described in the policy will apply. In lieu of the Default Payment, however, you may pay the shortfall necessary to satisfy whichever of the above Extended Cumulative Premium Tests is applicable, in which case the Base Face Amount will remain in effect, but any Supplemental Face Amount and any Supplementary Benefit riders (unless otherwise stated therein) will terminate as of the end of the Grace Period.

The shortfall is the lesser of the amount required to satisfy the Extended Cumulative Premium Test as of the date of default, plus the Extended No-Lapse Guarantee Premium for the next 3 Policy Months or the amount required to satisfy the Early Funding Extended Cumulative Premium Test, provided the policy met the requirements for this test at the end of Policy Year 10 and the test has not ceased to apply.

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TERMINATION

This rider terminates at the earliest of:

     (a) the end of the Extended No-Lapse Guarantee Period shown in the Policy Specifications section for this rider;

     (b) the end of the Grace Period for which you have not paid the amount necessary to bring this benefit out of default;

     (c) the date we approve your written request to increase the Base Face Amount or Supplemental Face Amount under the policy, if applicable;

     (d) the date your policy terminates;

     (e) the date we receive your written request for termination of this rider.

This rider cannot be reinstated after it terminates.

                                                  Signed for the Company by:

                                                  SPECIMEN

                                                  /s/ John DesPrez III
                                                  -----------------------------
                                                  President

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1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]

                            SUPPLEMENTARY BENEFITS

                 Benefit  Extended No-Lapse Guarantee Rider

            Life Insured  Life Insured's Name [Lives Insured Names], Age, [Sex]

 [Lives Insured] Details  Risk Classification and Additional Rating (if
                          applicable) are shown elsewhere in the Policy Specifications

          Effective Date  [January 1, 2007]

       Extended No-Lapse  Next [69] Policy Years following the No-Lapse
        Guarantee Period  Guarantee Period applicable to the Base Face Amount, until the Life Insured reaches Age [121] [until the younger of the Lives Insured reaches Age [121] or would have reached Age [121] if living]

       Extended No-Lapse  $[3,180.09]
       Guarantee Premium

  Early Funding Extended  $[57,327.07]
      No-Lapse Guarantee
                 Premium

    Monthly Benefit Cost  $[6.28]